NEWS RELEASE

OLD REPUBLIC INTERNATIONAL CORPORATION

At Old Republic: | At Financial Relations Board:

Craig R. Smiddy, President and CEO | Analysts/Investors: Joe Calabrese 212/827-3772

Old Republic Issues Special Report on Enterprise Risk Management

CHICAGO – August 13, 2021 -- Old Republic International Corporation (NYSE: ORI) today announced the issuance of a Special Report that addresses important Enterprise Risk Management principles and practices pertaining to:

- Insurance Underwriting Risk,
- Capital Management, and
- Corporate Governance Policies and Practices.

The Report reflects our Board of Directors' business judgement position relative to these matters. It is provided in the context of its review of certain suggestions made by a relatively new hedge fund shareholder. The Report's issuance underscores our commitment to transparent and open disclosure to all shareholders. The Report may also be viewed on ORI's website at the address below.

About Old Republic

Chicago-based Old Republic International Corporation is one of the nation's 50 largest shareholder-owned insurance businesses. It is a member of the Fortune 500 listing of America's largest companies. The Company is organized as an insurance holding company whose subsidiaries actively market, underwrite, and provide risk management services for a wide variety of coverages mostly in the general and title insurance fields. A long-term interest in mortgage guaranty and consumer credit indemnity coverages has devolved to a run-off operating mode in recent years. Old Republic's general insurance business ranks among the nation's 50 largest, while its title insurance operations are the third largest in its industry.

The nature of Old Republic's business requires that it be managed for the long run. Its consistent and reliable cash dividend policy reflects this long-term orientation. The current annualized dividend rate of $0.88 per share marks the 40th consecutive year that Old Republic has boosted this rate, and 2021 becomes the 80th year of uninterrupted regular cash dividend payments. Here's a summary of recent years' total book and market returns, which includes the addition and reinvestment of cash dividend payments, in comparison with the financial performance of three selected indices similarly developed.

	ORI		Selected Indices' Compounded Total Annual Returns		
	Annual Book Value Compounded Total Return	Annual Market Value Compounded Total Return	Nominal Gross Domestic Product	S & P 500 Index	S & P P&C Insurance Index
Ten Years 2001 – 2010	8.0%	1.9%	3.9%	1.4%	1.0%
Ten Years 2011 – 2020	8.8%	9.9%	3.3%	13.9%	14.3%
Twenty Years 2001 – 2020	8.4%	5.8%	3.6%	7.5%	7.4%
First Six Months 2020 – only	0.6%	-25.4%	-10.2%	-3.1%	-13.5%
First Six Months 2021 – only	11.0%	35.8%	5.1%*	15.2%	8.9%

*Estimated

For Old Republic's latest news releases and other corporate documents:
Please visit us at www.oldrepublic.com

Alternatively, please write or call: Investor Relations
Old Republic International Corporation
307 North Michigan Avenue, Chicago, IL 60601
(312) 346-8100

307 North Michigan Avenue, Chicago, Illinois 60601-5382 | T: 312.346.8100 August 13, 2021 To the Shareholders of Old Republic International Corporation (NYSE: ORI) Special Report Focused on Certain Matters Pertaining to Enterprise Risk Management: · Insurance Underwriting Risk · Capital Management · Corporate Governance Policies and Practices Contents Pages Subject 1 Why we are sending the Special Report 1 – 2 Background to our receipt of correspondence from a new institutional shareholder, and Executive Summary thereof 2 – 3 Executive Summary of ORI’s response 3 – 14 Part 1: ORI response to the new institutional shareholder’s suggestion for splitting off a single business of insurance and the issues with doing so in light of ORI’s critical Enterprise Risk Management of insurance underwriting risk and capital management 15 – 17 Part 2: ORI’s views on shareholder communications, and corporate and Board of Directors’ governance policies and practices 17 Part 3: ORI position on capital management, cash dividend policies, and Total Market Return focus in the interest of shareholder value creation and evaluation

1 Why we are sending this Special Report For decades, we’ve regularly communicated that ORI manages its strategically diversified insurance business for the long term, to benefit our shareholders, those we insure, our associates, and other stakeholders. Within the last year, we have received letters from a relatively new shareholder, Owl Creek Asset Management, L.P. (OCAM), stating its view that stockholders and others would be better served if we took three actions: · Split our strategically diversified insurance business into two companies: general insurance and title insurance · Changed our board structure and adopted what it termed corporate governance best practices · Authorized a large stock repurchase program funded by more debt We’re taking this opportunity to make all shareholders and other stakeholders aware of the correspondence and our Board of Directors’ business judgment position relative to it. Background on OCAM’s Letter OCAM is a hedge fund with about $2 billion of assets under management. Based on its periodic filings with the Securities and Exchange Commission (SEC), OCAM’s investment style is marked by high turnover of its diversified portfolio. Based on OCAM’s most recent filings with the SEC, it owns 6.37 million common shares, or 2.09% of ORI’s outstanding stock. The firm appears to have acquired these shares in the second half of 2020, when our stock’s month-end closing price on the New York Stock Exchange ranged between $16.26 and $19.52 per share. We learned of OCAM’s investment in early November 2020. That’s when it sent a first letter to our Board of Directors. At the regularly scheduled December 2020 meeting, our Directors reviewed operating strategy, capital management, and governance subjects already on the agenda, as well as the letter. As a result of its analysis of ORI’s business situation, the Board did not act on OCAM’s recommendations as the Board concluded that it would not be in the best interests of ORI and its shareholders to do so. The Board did, however, take a significant step: declaring an additional special cash dividend of $1.00 per share, the third special distribution in the past four years. On January 6, 2021, we followed this up by writing a letter to our shareholders, giving the Board’s reasoning for declaring the special dividend. This letter addressed such critically important Enterprise Risk Management (ERM) matters as capital management and ORI’s philosophy of insurance and industry specialization in managing the business for the long run in a sustainable manner. On April 6, 2021, OCAM sent a second letter to our Board. This criticized the Board for not adopting OCAM’s recommendations and proposals in its first letter. OCAM issued a press release and also forwarded this letter to a news organization, which publicized the contents and placed this discussion into the public domain. Both letters provided substantially similar commentaries from OCAM’s perspective. Since receipt of the second letter the Board has once again fully considered OCAM’s comments and proposals.

2 Executive Summary of OCAM’s Letters as We Read Them Both of OCAM’s letters are organized in three separate—though significantly interrelated—parts. We view them as dealing with important ERM aspects of ORI’s single business of insurance. Part 1: Split ORI into Two Separate Businesses OCAM states its belief “... the Board could potentially realize additional shareholder value by initiating a review of strategic alternatives ...” It suggested a potential disposition of our Title Insurance segment through a spin off, sale, or other means. Part 2: Change the Board Structure and Corporate Governance OCAM recommends that we review and change what it claims are deficiencies in the structure of our Board of Directors and corporate governance practices. Part 3: Take on More Debt to Partially Fund Share Repurchases OCAM recommends that the Board immediately authorize a sizable share repurchase program through “a disciplined and valuation-based approach.” It believes that an increase in ORI’s debt level “… should not be ignored as a source of capital to repurchase shares …” Executive Summary of ORI’s Response Our response is largely dedicated to the most substantive part of OCAM’s letters. The firm is calling for a split up of Old Republic’s business, a business that has been successfully managed for the long run in the best long-term interests of its shareholders and other important stakeholders. In our Board’s judgment, the recommendation is driven by OCAM’s desire for an unprovable short-term rise in the valuation of our common shares, and is not consistent with the long-term sustainable success of ORI. Part 1: Split ORI into Two Separate Businesses Our Board has determined that splitting Old Republic’s Title Insurance and General Insurance segments is not in the best interests of ORI and our shareholders, as the suggestion ignores, among other things: 1. Old Republic’s critical need to balance and diversify its insurance risk exposures, which allows it to achieve maximum stability of revenues, earnings, and capital returns to shareholders in a highly cyclical industry. 2. Old Republic’s fiduciary responsibility to allocate capital to its operating insurance underwriting subsidiaries to reflect their individual insurance risk profiles, which also assures stability of important independent financial ratings, and the continued and growing support of their customers for the long term. 3. It uses a simplistic numbers-crunching approach to validate an unprovable short-term objective for raising Old Republic’s common stock price.

3 Part 2: Change the Board Structure and Corporate Governance We believe our Board of Directors’ organizational structure, and the consistency of our governance practices, have a proven track record. This combination has worked well for managing Old Republic’s needs in the long-term interests of shareholders and all other important stakeholders. Part 3: Take on More Debt to Partially Fund Share Repurchases Our capital management practices have been discharged in harmony with the interests of our insurance subsidiaries’ policyholders, ORI’s shareholders, and other important stakeholders. We have met the goal of achieving a necessary, all-inclusive balance in returning capital to all shareholders, while building shareholder value and producing competitive and sustainable Total Market Returns. Detailed Responses to Each of the Three Parts Part 1 Response: Splitting ORI into Two Separate Businesses Is Not in the Best Interests of ORI and its Shareholders The Board believes selling or spinning off Old Republic’s strategically important underwriting and capital management-integrated Title Insurance from our consolidated business is not in the best interests of ORI and its shareholders for three reasons: 1. The proposal fails to recognize the fiduciary necessity for diversification and balance in the important ERM functions of an insurance institution: a. Diversifying insurance risks by types of coverage and industries to ensure greater stability, mix, and planned growth of net operating income and shareholder value—through different insurance industry and general economic cycles b. Managing and allocating capital based on the risk profiles and balance sheet leverage of individual insurance underwriting subsidiaries c. Managing invested assets based on the cyclical and dissimilar nature of taxable income streams that are produced by individual insurance underwriting subsidiaries, and as they rise to the consolidated business 2. It reflects a simple numbers-crunching approach: a. As a result it ignores the professional sophistication of Old Republic’s insurance underwriting business, the conceptual framework of our long-term strategy, and the public interest with which our insurance underwriting subsidiaries are vested. b. Breaking up a well-organized business, which is sustainably and successfully managed for the long-term, in exchange for a possible short-term monetary gain, is a poor trade. That action also would deprive shareholders of the long-term value creation they have experienced with ORI. 3. It fails to recognize the importance of culture. All of our people are committed to shared values, beliefs, and allegiance to societal and business purposes in ORI’s “WE” meritocracy. This powerful connection enhances productivity, team spirit, and mutual trust and respect. Here are some additional clarifying points.

4 ORI Is One Business, Not Separate Businesses—We manage our single business of insurance through 19 key, state-regulated insurance companies in four segments. These companies (including a number of their operationally focused sub-divisions) are limited to underwriting insurance specifically authorized by regulations of the states where they’re licensed. For example, our General Insurance segment’s Old Republic Insurance Company flagship provides insurance coverages regulated as multiple-lines property and casualty insurance. On the other hand, our Title Segment’s Old Republic National Title Insurance Company flagship is a regulated mono-line insurer, limited to underwriting the single coverage of title insurance. As a single integrated insurance business, ORI has uniformity in important ERM matters among each segments’ insurance underwriting subsidiaries. Through them, we’ve been responsible competitors and a force for good throughout the insurance industry. For instance, in the late 1980s, the ORI parent holding company issued a white paper suggesting that all title insurance underwriters adopt the same disciplined claim reserving practices long followed in general insurance. Then we took the lead, working within the state regulatory system and the title industry’s main trade association to make this happen. This led to a second paper, providing the basis for independent financial ratings of title insurers. Since then, both disciplines have become standard practice in evaluating title insurers’ financial strength and financial accounting reliability, just as they are in our general and other insurance lines. Regulatory distinctions notwithstanding, the 19 key insurance companies are headed by strictly focused management teams that act in a unified way: · Provide long-term, quality insurance security and related services to selected insured businesses, individuals, and public institutions · Adhere to the critical insurance underwriting principles of disciplined risk selection, diversification, and pricing · Manage the operations as long-term stewards of assureds’ trust, ensuring we will honor our insurance companies’ promises of financial indemnity in the near and long term · Ensure that our policyholders’ interests are linked to our commitment to protect and sustainably grow shareholder value for the long term Our insurance companies’ good names, financial strength, independent agency financial ratings, and market identity and acceptance are exceptionally enhanced by their association with the Old Republic International Corporation parent. We Coordinate and Leverage a Shared Approach to the Industry—ORI’s purpose, strategy, and underwriting philosophy are grounded in a single belief. We can best differentiate ourselves and succeed through coordinated specialization in industries and types of insurance coverages we know well. From the beginning, ORI’s specialization has been driven by the strategically planned distribution of insurance products needed or required by selected industries or types of assureds. We started in the 1920s as an insurer of people’s lives, assuring their families could still pay the mortgage if breadwinners became disabled or died. Then we used a steadily growing complement of insurance coverages and services, delivered in both traditional and specially tailored alternative insurance market solutions. Our Title Insurance business was acquired in 1978. It represented and remains a natural extension of our commitment to industry specialization matched to insurance underwriting competency. For the past 42 years under Old Republic’s umbrella, it has progressed and added substantially to the long-term sustainability of our consolidated business. This came from the commitments and shared values of our Title associates, and ORI’s unwavering support through all the cycles in the insurance business and industries we serve. Here are a few indications of that progress, because of the alignment among Title Insurance, General Insurance and the rest of Old Republic's operations.

OLD REPUBLIC TITLE INSURANCE GROUP	1977 Last Full Year Before ORI's 1978 Purchase	2020 42 Years After Late 1978 Purchase	Compounded Annual Growth Rate
Assets	$35.7	$1,920.9	9.9%
Liabilities	16.3	946.5	10.1%
Shareholders' Equity	$19.3	$ 974.3	9.7%

OLD REPUBLIC GENERAL INSURANCE GROUP	Year Ended in 1977	2020 42 Years After Late 1978 Title Purchase	Compounded Annual Growth Rate
Assets	$381.4	$19,226.1	9.7%
Liabilities	299.4	15,393.9	9.8%
Shareholders' Equity	$ 82.0	$ 3,832.2	9.5%

OLD REPUBLIC INTERNATIONAL CORPORATION	Year Ended in 1977	2020 42 Years After Late 1978 Title Purchase	Compounded Annual Growth Rate
Assets	$594.5	$22,815.2	9.0%
Liabilities	512.0	16,628.5	8.6%
Shareholders' Equity	$ 82.5	$ 6,186.6	10.8%

The long-term benefits of specialized diversification are clear in ORI's financial outperformance over the years. We've attached several tables (at the end of this report) to illustrate that. Here is a summary of key points.

Table A (Insurance Underwriting Long-Focused on Industry Specialization) shows the industry and segmented sources of ORI's revenues from premiums and fees:

1. ORI's accelerated specialization by industries and types of coverages since the 1970s resulted in the anticipated, reasonably consistent growth of revenue sources through industry and general economic cycles.

2. The historical focus on diversified insurance coverages delivered to large industries (heavily reliant on and affected by the nation's banking and financial services infrastructure) is reflected in the relatively stable premium and fee contribution percentages highlighted in column (a). This also shows that an average 91% of consolidated premium and fee revenue is consistently derived from three industry groups. These industry groups account for nearly 55% of the nation's GDP. Most major subsidiaries in the regulatory reporting segments contribute to the largest of those three industry groups.

5

6 Concentrating on industries we know well is the core of our long-term strategy. Our primary goal is to achieve underwriting profitability over industry and economic cycles. Experience has shown that a greater possibility of long-term success rests on the following approaches to enterprise-wide, insurance risk management: · Select insurance coverages that are counter-cyclical in product demand and market-pricing sensitivity · Select industries that tend to be counter-cyclical to achieve greater stability of revenue and profit · Combine industry specialization with expertise in selecting and pricing insurance coverages in which we have strong competencies The percentages in column (a) include Title and Mortgage Guaranty premiums and fees. It’s worth noting that ORI’s 2012 decision to place its Mortgage Guaranty (MI) line into run-off operating mode did not significantly affect the long-term trends. Title Insurance’s faster growth since the Great Recession, and the rebounding economy’s effect on General Insurance’s premium revenues, took up most of the slack from the expected decline of the MI premium base. In Table B (Trends in ORI’s Net Premiums and Fees), we see how the somewhat divergent insurance business cyclicality of our General and Title coverages nonetheless aligns (in the black line) to produce a singularly consistent positive top-line trend for the consolidated business. Table C (Insurance Underwriting: Long-Focused on Selected Insurance Coverages Managed through 26 Regulated Insurers Assigned to Four Regulatory Defined Segments) shows the complementary and beneficial effect of blended general and title coverages. Underwritten through diverse cycles, this combination has stabilized our critically important consolidated underwriting profitability. It has also enabled us to largely absorb the recurring costs of investments in new operations, integration of acquired businesses, and attraction of new intellectual capital. Past, current, and expected underwriting performance drives significant elements of ERM. ORI maintains sophisticated, centralized management of invested assets, tax planning, and capital resource allocation functions, all of which are highly sensitive and responsive to long-term plans, including these: · Capital allocation, due to underwriting’s effects on policy and claim reserve levels and their resulting impact on balance sheet leverage · Invested asset management due to underwriting’s impact on asset class allocations and the differing taxability of their income streams · Consolidated income tax planning due to the dissimilar nature of the underwriting and other income streams produced by the General Insurance and Title Insurance segments in particular Table D (Specialized Balance of Business: Leads to Greater Stability of Long-Term Operating Margins) shows the positive and steadying impact that blending of industry specialization and insurance coverage diversification have on long-term operating margins over cycles. Together with our subsidiary- by-subsidiary capital allocation process, and the overall strength of ORI’s balance sheet, our focused underwriting helped us weather many economic downturns, including the Great Recession. It shows the necessity of a diversified book of business to advance ORI’s long-term objectives. Table E (Capital Management: Trends and Objectives) reflects ORI’s purposeful management of the different capital intensities and needs of its diversified insurance underwriting subsidiaries’ business:

7 1. Capital allocated to the General Insurance business has grown steadily to accommodate a consistent rise in most of its insurance subsidiaries’ leverage, driven by: a. Increasing claim reserves b. Greater debt in the form of surplus note capital contributed by the ORI parent c. Greater investments in common stocks, whose mark-to-market requirements can affect important statutory capital levels 2. Capital allocated to Title Insurance, which has also grown steadily due to the factors just mentioned, as well as its expanding involvement in the commercial side of the business. 3. Capital allocated to Mortgage Guaranty (RFIG run-off) has been declining steadily since the 2007 onset of the Great Recession. This segment’s capital will be gradually returned in one form or another to the ORI parent company. Our longer term capital allocation plans are shown at the bottom of this table. They reflect our expectations for the interplay of the factors just mentioned at both segmented and individual insurance subsidiary levels. Table F (Trends in ORI’s Segmented Pretax Operating Income [Loss]) shows the unrequited impact of the industry-wide implosion of the Mortgage Guaranty business during and after the Great Recession. With this occurrence, we placed the segment in run-off operating mode at year-end 2012. There were two basic reasons for that: · The unavailability of large amounts of financial and intellectual capital to re-build the operation · The inability to formulate an industry-acceptable long-term financial accounting model, which would allow appropriate current period reserving to cover the possibility of future, similarly catastrophic aggregations of risk These serious outcomes not-withstanding, the table reveals the value and merits of our approach to managing insurance risk-taking for the long term. This involves not putting all our “insurance eggs in one basket.” It lies in 1) diversifying risks by type of insurance coverage and industries served, 2) a capital allocation model that marries all key elements of ERM to advantage, and 3) maintaining strong and resilient balance sheets at both insurance subsidiary and holding company levels. The black line on the table shows the interplay of the General Insurance and Title Insurance segments’ contributions to earnings growth in a stable, counter-cyclical manner: Starting with the pre-Great Recession year of 2005, pre-tax combined operating income was $411.6 million. The two segments combined produced pre-tax operating income of $783.8 million in 2020. This means they gradually surpassed ORI’s consolidated all-time high of $682.4 million set in 2005. That record had been achieved on the strength of our then fast growing, high performing Mortgage Guaranty business (which added $270.9 million or nearly 40% of 2005’s pre-tax operating income). Old Republic Title Insurance delivered 41.4% of ORI’s 2020 consolidated pre-tax operating earnings of $830.4 million. This also validates ORI’s ERM disciplines: diversifying insurance coverage risks, concentrating on serving industries we know well, and managing capital resources to achieve greater cash returns, total book returns, and total market returns to shareholders. Title Insurance Is an Integral Part of ORI’s Business Strategy—In our view, OCAM’s proposal fails to recognize the strategic fit of our Title Insurance segment within ORI’s overall business plan:

8 1. OCAM asserts that the “... title and general insurance segments operate fundamentally different business models that have distinct strengths but share no clear benefit from being operated under the same corporate umbrella.” We believe that assertion is unfounded for these reasons: a. The business model and purpose are identical for all of our insurance companies. They’re intended to provide long-term, quality insurance security and related services to insured businesses, individuals, and public institutions. b. All parts of the business are managed by consistently adhering to the same critical insurance underwriting principles of careful risk selection, diversification of coverages, and pricing discipline. c. All of our subsidiary insurance companies benefit from reliably consistent state regulation, the loyal support of insurance buyers and markets, and independent agencies’ financial ratings. This is leveraged by the time-proven value of the protective and steadying influence of the product and industry-diversified Old Republic International Corporation and its access to capital markets. 2. OCAM asserts that “General insurance is a traditional balance-sheet-intensive insurance operation, while title is better described as a ‘fee based’ business that’s driven by real estate market fundamentals and maintains a stable pricing with a disciplined industry structure.” We do not agree with these assertions for the following reasons: a. Balance sheet intensity and strength are critical in title insurance: 1) This is shown by a number of title industry bankruptcies over the years, including the third largest title operation during the Great Recession. 2) Large commercial title insurance buyers (banks, life insurance companies, real estate law firms, and large Wall Street private equity and similar financial institutions) are careful in choosing and assigning acceptable maximum policy limits. This is based on their evaluations of title insurers’ financial strength, size, and reputation. b. If balance sheet management and strength were not critical to ORI’s Title business, our commercial title premium volume would not have jumped by more than 10 times to 16% of ORI’s current premium volume since the depths of the Great Recession. 1) This occurred as Title’s statutory capital grew by 313% from $157 million in those lean years to $648 million at year-end 2020. It stemmed from the combination of ORI capital additions of nearly $200 million between 2006 and 2009 (a 155% increase from 2005), the deferral of dividend payments to the ORI parent for a period of time, and the significant bottom-line expansion that resulted from favorable real estate markets and the great opportunistic efforts extended by our highly-motivated, high-integrity, and fairly incentivized group of Title associates. 2) In the same time frame, Old Republic Title’s overall share of the title insurance market grew by 178% to 15%. Its investments in technology, and the additional talent we welcomed from competing title insurers, also did much to seal this success. c. OCAM asserts that title insurance is a “fee based” business driven by real estate markets, that these fees are controlled by industry discipline and, as a result, title insurance is not the same as general insurance. 1) We agree that the title insurance business assumes risk by charging a fee. But that’s what all insurers do. That fee is called a “premium.” 2) We agree that title insurance is driven by real estate fundamentals, such as mortgage and other borrowing rates, and by demand for title insurance that is significantly affected by banking and government economic policy interactions. 3) We agree with those two points because they’re all basic elements of our purposeful specialization in industries naturally affected by all those fundamentals (already mentioned earlier).

9 4) We strongly disagree that title “... fees are controlled by industry discipline.” Title premiums are largely set through individual insurers’ rate filings with state insurance regulatory authorities, which must approve them. As is the case with general and other insurance industry sectors, the approvals hinge on individual insurers’ historical claims experience on a state-by-state basis. 5) To assert that title insurers operate within a “...disciplined industry structure” fails to appreciate the highly competitive nature of this market. The competition manifests itself not through the relatively low premium rates, but through the professional underwriting decision- making processes used by title insurers directly, and in combination with agents, abstractors, attorneys, and other financial services intermediaries. It is in this context that title insurance underwriting aims to reduce—if not eliminate—future losses. It is all done by expending great efforts and spending a sizable amount of money before issuing a policy. In these regards, we should note that this underwriting approach to front-end loss mitigation is also inherent to important parts of ORI’s General Insurance business. There it applies to our surety line and, most importantly, to the alternative insurance market solutions we provide to strongly financed corporate insurance customers that wish to retain a portion of their own risk exposures. A Potential and Speculative Short-Term Stock Price Change Shouldn’t Drive Our Growth Strategy OCAM argues that a theoretical market valuation of ORI’s common stock supports its proposal to split-up of our Title Insurance business. There is no empirical evidence for the argument: · That a stand-alone Old Republic Title Insurance stock would be valued at the same levels as those of its three differently diversified and situated title competitors · That ORI stock without the Title Insurance business would be similarly or better valued as its general insurance peer companies Like any public company, our peers’ stocks are priced at various times and affected by factors, variables, and market perceptions unique to each. For example, the fourth largest title competitor’s stock recently appears to have outperformed others because of stock market assumptions that the company will likely be sold at a high price (as it could have been in what was a failed attempt in recent times). To also make its non-strategic fit argument, OCAM: 1) provides a single numerical calculation of stock price-to-book value relationships, 2) claims that Old Republic’s shareholder returns disclosure is misleading and 3) suggests that a split-up business would serve to “... improve management team incentives.” OCAM’s price-to-book value argument rides on two factors: · Its assertion that “Old Republic trades at a substantially lower multiple than comparable commercial lines peers trading at ~2x tangible book value” · Its belief that “... the market has never ascribed real positive value to the title business, even at peak share prices” Price-to-book value ratios are just one data point among the many factors involved in the market pricing of common stocks. We do not know from where and how OCAM derived its figures. However, based on the most current quarter-end data for us and our 11 peers, our calculation of this ratio shows an insignificant 14% difference with those companies’ averages. For a historical perspective about some

10 valuation measures pertinent to ORI’s common stock, please see Table I (ORI’s Stock Market Performance Measures Over Time) at the back of this report. Total Market Return Is a Valid Measure of Our Progress OCAM claims that our use of Total Market Returns (TMR) in communicating ORI’s stock performance is misleading. We think this claim lacks foundation. It rests on an arcane income tax policy argument that has nothing to do with corporations’ or investment firms’ management practices. ORI’s way of communicating the TMR to its shareholders is in complete harmony with the law of the land: it is part of our SEC annual disclosure. We have used it for decades. That’s because it is the great stock market performance equalizer for all types of publicly traded enterprises, managed investment pools such as mutual funds, and other SEC-registered companies. TMR allows the combination of capital returns—cash dividends, stock repurchases, other shareholder- affecting capital transactions, and stock market pricing—to tell the entire market performance story in a uniformly calculated, pre-tax basis for all shareholders and everyone else to see. The shareholders of course include the millions of Americans who benefit from significant tax preferences and deferrals on dividends, other capital distributions, and the unrealized market appreciation of stocks held directly and in such long-term benefit plans as pensions, IRAs, and 401-Ks. The Combination of Title and General Insurance Doesn’t “Punish” Shareholders OCAM says that “... the current combination deters many natural shareholders given the limited overlap between segments ...” We believe the facts don’t support this opinion: · ORI ’s stock has no difficulty in attracting a large variety of shareholders that can easily buy it, hold it, or sell it in a very liquid market for the 304.1 million outstanding shares · ORI’s stock is continually traded by institutional shareholders that do the same with other companies’ publicly traded shares · Liquidity-wise, approximately 1.87 million shares (0.6% of all outstanding shares) trade each day on the New York Stock Exchange. In the tables below, we show a variety of statistics on our stock’s current ownership mix. At last count, we had approximately 2,090 registered holders. The statistics, however, relate to the 89 largest institutional holders—including OCAM (at 2.09%) and the ORI Employee Savings and Stock Ownership Plan (ESSOP) (at 6%)—that together controlled 76% of our outstanding shares at this year’s annual meeting of stockholders. This largest shareholder group is identified as investment professionals (98% in table S-1) that tend to be long-term investors (79% in table S-3) and growth-seekers (79% in table S-2).

S-1) Holders Defined by Principal Institution Type:

Institution Type	# of Institutions	Millions of Shares Owned	% of Total	
			# of Institutions	Shares
Investment Advisors	46	120.9	51.6%	39.8%
Mutual Fund Managers	12	58.8	13.5	19.3
Private Banking & Wealth Management (Incl. ORI ESSOP)	11	29.3	12.4	9.6
Hedge Funds (Incl. OCAM)	11	14.3	12.4	4.7
Pension Fund Managers	7	6.7	7.9	2.1
Brokers	2	0.8	2.2	0.5
Totals	89	230.8	100.0%	76.0%

S-2) Holders Defined by Principal Investment Style:

Index	8	90.6	9.0%	29.8%
Growth (Incl. ORI ESSOP and OCAM)	35	66.9	39.3	22.0
Growth at Reasonable Price/GARP	26	27.8	29.2	9.2
Value	11	24.9	12.4	8.2
Deep Value	4	10.4	4.5	3.5
Yield	4	9.8	4.5	3.2
Aggressive Growth	1	0.4	1.1	0.1
Totals	89	230.8	100.0%	76.0%

S-3) Holders Defined by Investment Turn-Over Level:

Very low (Incl. ORI ESSOP)	47	165.0	52.9%	54.2%
Low	23	45.8	25.8	15.1
Medium	10	8.6	11.2	2.8
High (Incl. OCAM)	8	11.1	9.0	3.7
Very high	1	0.3	1.1	0.1
Totals	89	230.8	100.0%	76.0%

S-4) Holders Defined by Their Voting Decision Patterns:

Internally done (Incl. ORI ESSOP)	31	136.5	34.8%	45.0
Internal with ISS*	19	30.0	21.3	9.9
Internal with Glass Lewis* (Incl. OCAM)	10	24.0	11.3	7.9
Internal with ISS and Glass Lewis	15	29.1	16.9	9.6
ISS/Fully	9	7.9	10.1	2.6
Glass Lewis/Fully	5	3.3	5.6	1.0
Total	89	230.8	100.0%	76.0%

* ISS (Institutional Shareholder Services) and Glass Lewis are well-known proxy advisory firms whose businesses include providing advisory services related to shareholder fiduciary duties fully or partially sub-contracted or delegated to them by all types of investment managers.

This report once again lets the numbers speak for themselves. We do this by including additional background:

11

1. Table G (Total Returns Compared to Nominal GDP and Two Selected Indices) shows our stock's 53 years' performance by total market returns. It also includes internal total book returns, which reflect the per-share performance unaffected by our stock's market price movements. ORI's annual and compounded book value exceeded the three benchmarks in nine of 13 comparisons (69%) over the past five decades. The same was true for our annual and compounded TMR.

2. Table H (Comparison of Cumulative Total Market Return to Shareholders) portrays the independently produced TMR data for ORI, the S&P 500 Index, and the market-weighted 11-company peer group we always include in our proxy statements. The data has been put together for four distinct periods:
   a. The one-and-one-half year period—from January 1, 2020 to June 30, 2021—shows the pandemic's effect on the TMR and the recovery from the downturn through mid-year 2021.
   b. The five-and-one-half years—from January 1, 2016 to June 30, 2021—show the five-year minimum period we believe is necessary for a relative, short-term evaluation of our business' performance and the market's valuation of it.
   c. The 10-and-one-half years—from January 1, 2001 to June 30, 2011—in our opinion is a more representative period for a realistic long-term evaluation of our business and stock's performance.
   d. The 15-and-one-half years—from January 1 2006 to June 30, 2021—encompasses the early peak years of ORI's consolidated operating earnings, the difficult years of the Great Recession, the year-end 2012 decision to place our mortgage guaranty business into run-off operating mode, and the subsequent years-to-date that reflect ORI's recalibrated capital allocation focused on its General Insurance and Title Insurance segments.

3. Table I (ORI's Stock Market Performance Measures Over Time) reflects certain per-share statistics at various times in the past 53 years. In the table below, we selected data appearing in the far right portion of Table I, and made the following adjustments to enhance comparability: 1) eliminated the data pertinent to Great Recession loss years of 2008 to 2012 in columns b/a, b/c, d/b, d/c, and 2) eliminated the effect of special cash dividends on dividend yields for years 2003, 2005, 2017, 2019, and 2020.

	(b/a)	(b/c)	(d/b)	(d/c)
Averages for years:	Price/ Earnings Ratio	Price/ Book Value Ratio	Dividend Yield/ Market Value	Dividend Yield/ Book Value
1971 -1980	5.3%	1.3%	3.6%	4.3%
1981 -1990	8.3%	0.9%	3.6%	3.0%
1991 – 2000	10.9%	1.1%	2.3%	2.3%
2001 – 2010 (Excluding 2008 – 2010 and special dividends)	11.2%	1.1%	2.4%	2.9%
2011 – 2020 (Excluding 2011 – 2012 and special dividends	13.8%	1.1%	4.4%	4.7%
Average for all years shown above, adjusted for 2001 - 2020	9.9%	1.1%	3.3%	3.4%

These are the key takeaways from Table I and the above detail:

1. The price/earnings ratio has grown steadily since the late 1970s and 1980s purchases of the Title and Mortgage Guaranty businesses, and the much accelerated diversification momentum between the late 1970s and 2000s.

12

13 2. The price/book value ratio has been highly stable since the early 1980s. This stability enhances the case for using TMR as a best gauge of stock market performance on behalf of long-term investors in Index Funds and others, such as our 7,000-plus associates who are ORI stock investors through participation in our billion dollar assets ESSOP. 3. The cash dividend yield, however measured, has risen steadily since the early 2000s. That happened as ORI delivered increasingly greater earnings, which enabled increasingly higher returns of capital via cash dividends paid to all shareholders. This too gets factored into the TMR. To summarize: the trends highlighted in Table I do reflect the stock market's increasingly greater appreciation of ORI's consolidated business performance. Management Is Focused and Incentivized OCAM argues that a split-up would “... sharply focus management” and “... improve management team incentives.” ORI addresses management focus in two ways. First, our 19 key insurance companies each have a dedicated management team, which is serious about its responsibilities for directing that business. Second, they are guided by ORI’s centrally-set, overarching long-term strategy and direction of capital resources. This is established by the Board of Directors who monitor and oversee how the CEOs and appointed management teams conduct their business. The Board serves in the same capacity for the Company’s nine largest insurance companies. (These account for about 78% of consolidated operating revenues and 85% of profitability). This group, of course, includes our Title segment’s Old Republic National Title Insurance Company flagship. Directly and through its four committees, the Board’s coverage is all-encompassing. The critical functions and responsibilities for the consolidated insurance underwriting direction, investment management, and capital allocation necessarily fall within its purview. These all apply and begin at insurance company levels and move on up to the ORI consolidation. In combination, this coordinated Board coverage leads to a coherently balanced, thoughtful execution of ORI’s overall strategy to ensure the long-term sustainability of our business. The segments and the 19 key operating insurance companies within each (12 in General Insurance, 2 in Title Insurance, 3 in Mortgage Guaranty, and 2 in Life and Accident Insurance) are largely managed with significant operating autonomy. However, they operate within the necessary constraints of certain centrally controlled enterprise-wide risk management functions. The operating insurance subsidiary groupings are led by individual executive teams, organized in Office of the Chief Executive Officer management structures. As such, they provide mutually supportive, interdisciplinary senior management expertise tailored to the particular nature and types of coverages offered to specific industries and/or markets. They manage the separately organized businesses according to annually approved operating plans and strategic reviews. An important part of senior executives’ compensation is based on results achieved according to those plans. As we disclose in each year’s proxy statement, the formula-based determinations of the various annual profit-sharing pools take uniform account of these items: · Growth in premiums and fees · Income from insurance underwriting and related services

14 · Net operating earnings (excluding realized and unrealized investment gains or losses) · Return on equity in excess of a pre-set minimum target, pegged to “risk free” yields on U.S. Treasury securities At the end of 2020, there were 18 plans (Key Employee Performance Recognition Plan or KEPRP) applicable to our various insurance underwriting operations and segments: · One for the ORI executive group charged with overall operating direction and enterprise-wide duties · 12 in the General segment · 5 in the Title segment This strictly focuses our management teams’ efforts, and the incentive plans are drawn accordingly. The design of these incentive plans focuses our management teams’ efforts on key results and exemplifies the high level of accountability to which each of the 18 senior management teams is held in ORI’s meritocracy. Through our ESSOP, substantially all participating associates are incentivized on the basis of ORI’s consolidated operating earnings performance over consecutive time frames. This allows them to benefit from the company-wide performance of ORI’s diversified insurance business. With its nearly 6% ownership of ORI common shares, the ESSOP’s interests are closely aligned with those of all other shareholders. In addition to the ESSOP, almost every associate is incentivized through a Baseline Security Plan (BSP). All of these plans’ benefits reflect the separate underwriting profitability of the individual insurance operating subsidiaries. Using 2020 as an example, the three plans produced profit-based awards of $89.7 million, distributed as follows: BSP: $23.8 million awarded to substantially all of our 9,000 associates ESSOP: $30.4 million awarded to approximately 6,600 actively saving participants in the ESSOP KEPRP: $35.5 million awarded to approximately 1,600 key employees from 15 award-producing pools Total: $89.7 million This shows a reasonably equitable distribution of profit-sharing awards in ORI’s “WE” meritocracy. It clearly refutes OCAM’s assertion that splitting up our business would “…sharpen the focus of management… and improve management team incentives.”

15 Part 2 Response We Are Focused on Communications with Our Shareholders and Will Continue to Develop Our Communications Channels We communicate with our shareholders in a number of ways, both written and oral. The following outlines some of our communication channels and we continue to consider how best to communicate with shareholders about our business and strategy as well as to seek input from our shareholders. 1. We communicate through our quarterly and annual reports as mandated by the SEC and made available to all shareholders. This is done in a straightforward and transparent way. 2. As circumstances warrant, we hold conference calls immediately following our release of quarterly earnings. These calls can be accessed live or via recordings. Each includes a question and answer period, during which invited financial analysts, investment managers, and others may ask questions and receive answers from the CEO and senior executives hosting the calls. 3. From time-to-time, we hold group meetings with invited financial analysts and investment managers and give in-person updates about our results. In these and similar situations, the tables and charts we present are posted on our website, so that all shareholders and stakeholders are empowered with the same information. We adhere faithfully to the SEC’s Regulation FD, which is intended to prevent possible disseminations of non-public information to the few rather than all shareholders. 4. ORI spends a significant amount of time and effort to prepare reports, news releases, and annual proxy statements. Shareholders and other stakeholders may read these and take them as Old Republic’s intended and unvarnished views. 5. We are interested in hearing from shareholders about other means of communication that would be helpful in understanding our business and strategy and providing input to our company and our Board of Directors. ORI is Focused on the Corporate Governance Practices Best Suited to the Company’s Sustainable Business Success Our annual proxy statement outlines our views on the Company’s governance practices. We regularly review these practices and from time to time we have changed practices when the Board believes such change is right for the Company. Where the Board determines that change is not right for the Company, we provided our reasons for our decision to keep the practices we have in place. Like others in the business community and elsewhere, we are not convinced that practices that some, like OCAM, may present as “best practices” would in fact lead to better governance or create greater shareholder value. We believe our Board and management practices have stood the test of time. They’ve guided us splendidly in the best and worst of times. From humble beginnings at the start of the last century, they’ve enabled us to build a sustainably strong, competitive, socially responsible, and purposeful business.

16 The Board Is Structured to Manage Our Business for the Long Term The organizational structure of our Board of Directors and our various governance practices are fully aligned with ORI’s strategy to manage the business for the long term. They are there to ensure that all- encompassing stability needs are met for these groups: · The Company on behalf of all shareholders · Our regulated insurance underwriting subsidiaries, in the long-term interest of policyholders and their beneficiaries · Our associates as critical intellectual capital providers (so they can pursue personal goals of professional and economic achievement in the context of our mission’s objectives) · The North American society that we serve, and which relies on stable institutions such as Old Republic to reduce the uncertainty of possible harm to persons or damage to property Our Board reviews the composition, skill sets and the contributions of our directors regularly. We have engaged in Board refreshment prudently and will continue to do so. Directors with long tenures often continue to bring great value and stability to the Board. At the same time, we also recognize the importance of new perspectives. Our Board will continue to evaluate every director every year and make decisions as to retirements and new appointments based on the best interests of the Company and our shareholders. In this regard, in the past four years, we have added seven new, highly qualified individuals to both ORI’s and key insurance underwriting subsidiaries’ Boards. The average age of these newer members is 64.6 years. Their membership on the Board has added significantly to diversity and business perspectives. Looking ahead, we are intent on reducing our Board’s membership to an 11-person group from its current level of 14. We’ll do this through the planned effects of forthcoming retirements, the annual director selection and slating process, and adding qualified people who can contribute to ORI’s business. Retirement policies are in place at both the Board and management levels. Occasionally, and on an individual basis, we make exceptions. This happens whenever there are mutually agreed-upon reasons for extending relationships beyond policy bounds. The goal is to assure continuity of service in the best long- term interests of our Company and its stakeholders, and flawless transitions of authority. In selecting, slating, and retaining Board members, ORI adheres faithfully to non-discriminatory policies on age, gender, race, and any political and religious affiliations. We believe that good corporate governance begins with a Board that appreciates our special place as a holding company for state- regulated insurance underwriting companies vested with a public trust. As many years of proxy statements attest, we seek to attract and retain Board members who possess such important personal characteristics as these: · Intelligence, honesty, good judgment, high ethics, and high standards of integrity, fairness, and responsibility · Respect within a member’s social, business, and professional milieus for his or her integrity, ethics, principles and insights · Demonstrated analytic capabilities · The ability to frame insightful questions, and challenge questionable assumptions collegially and in a constructive manner

17 In selecting, slating, and retaining Board members, we also place great value on their long term, successful experiences in business and the professions. This allows them to make meaningful contributions to the execution of our mission and strategy. That’s one reason why we may permit extended Board tenures on occasion, which bring a knowledge-based, long-term perspective to the steady direction of our business. Longstanding directors may bring greater assurance of stability, continuity, and sustainability to our enterprise. Old Republic’s and its subsidiaries’ Boards have been divided into three classes for decades. Through a staggered Board, the organization promotes these important perspectives: · Policyholders’ dependence on insurance underwriting subsidiaries’ stability and reliability to meet just obligations of financial indemnity many years into the future · Associates’ reliance on directional stability and understandings as they extend faithfully their intellectual capital to the insurance subsidiaries with which they are associated · The shareholders who can rely on the direction and management of the Company according to its stated mission and published charter and by-laws Part 3 Response We Have a Disciplined and Valuation-Based Approach to Dividends and Share Repurchases OCAM proposes that the Board should authorize a sizable share repurchase program. The possibility of a stock repurchase authorization remains under consideration. Our last discussion of this occurred at the December 2020 Board meetings. Any analysis will take into account such important considerations as the fair and equitable treatment of existing, exiting, and continuing shareholders, and the maintenance of responsible balance sheet leverage and resiliency in support of ORI’s prudently managed capitalization for the long term. On debt leverage: we had planned to issue new debt for general corporate purposes in the second half of 2019. The pandemic of 2020 interfered with that plan. In June of this year, favorable market conditions led us to raise $650 million in the form of a 30-year straight debt instrument. We are happy to share the substance of OCAM’s letters and our responses with all of our shareholders, as part of our commitment to transparent and open disclosure. Respectfully submitted on behalf of the Board of Directors of Old Republic International Corporation, Aldo C. Zucaro Craig R. Smiddy Chairman President and Chief Executive Officer Attachments: Tables A to I referenced in our letter Safe Harbor Statement

OLD REPUBLIC INTERNATIONAL CORPORATION

Table A

Insurance Underwriting Long-Focused on Industry Specialization

- In addition to its insurance coverage diversification (See Tables B and C), Old Republic's long-term underwriting success in its single business of insurance is also significantly due to the specialization in cyclically heterogeneous industries that are at the core of the North American economy.

Percent of Premiums and Fees Volume by Industry Groupings Underlying Specialization

Years Ended December 31,	(a) Banking, Construction, Finance, Housing & Real Estate	(b) Air, Land & Sea Transportation	(c) General Mfg & Services, Retail & Wholesale Trade	(d) Subtotal Top 3 Industries	(e) Natural Energy Resources (Coal, Gas, Oil, Utilities, Wind & Turbines)	(f) Education & Government	(g) Health Care	(h) All Other	(i) Total
2001	53.3%	27.7%	5.4%	86.4%	4.6%	1.5%	0.3%	7.2%	100.0%
2002	56.7%	26.9%	5.0%	88.6%	4.0%	1.8%	0.3%	5.3%	100.0%
2003	58.2%	25.3%	6.4%	89.9%	3.6%	1.7%	0.2%	4.6%	100.0%
2004	54.5%	26.8%	8.6%	89.9%	3.6%	1.7%	0.5%	4.3%	100.0%
2005	53.0%	27.2%	8.6%	88.8%	3.8%	2.8%	0.4%	4.2%	100.0%
2006	53.6%	27.6%	8.0%	89.2%	4.0%	2.2%	0.2%	4.4%	100.0%
2007	54.8%	24.9%	9.9%	89.6%	3.7%	2.0%	0.2%	4.5%	100.0%
2008	53.5%	24.7%	12.8%	91.0%	4.0%	0.3%	0.2%	4.5%	100.0%
2009	54.7%	23.9%	13.5%	92.1%	3.4%	0.4%	0.5%	3.6%	100.0%
2010	55.5%	24.6%	11.9%	92.0%	2.9%	0.4%	0.8%	3.9%	100.0%
2011	54.0%	21.3%	15.6%	90.9%	2.6%	1.1%	2.3%	3.1%	100.0%
2012	55.3%	21.4%	14.0%	90.7%	2.5%	1.7%	2.2%	2.9%	100.0%
2013	56.7%	20.7%	14.3%	91.7%	2.4%	1.3%	2.1%	2.5%	100.0%
2014	52.1%	22.1%	16.7%	90.9%	2.9%	1.3%	2.4%	2.5%	100.0%
2015	53.5%	22.3%	16.5%	92.3%	2.4%	1.0%	2.3%	2.0%	100.0%
2016	53.2%	22.8%	16.1%	92.1%	2.1%	1.0%	2.0%	2.8%	100.0%
2017	51.5%	23.0%	17.5%	92.0%	2.1%	0.7%	1.7%	3.5%	100.0%
2018	50.6%	23.4%	17.7%	91.7%	2.3%	0.9%	1.5%	3.6%	100.0%
2019	50.5%	23.9%	17.5%	91.9%	2.1%	1.4%	1.3%	3.3%	100.0%
2020	51.7%	24.7%	16.0%	92.4%	1.9%	1.3%	1.0%	3.4%	100.0%
Average 2001-2020	53.8%	24.3%	12.6%	90.7%	3.0%	1.3%	1.1%	3.8%	100.0%
Most Recent GDP Industry Distributions*	23.9%	3.6%	27.3%	54.8%	2.9%	11.8%	6.9%	23.6%	100.0%

* Derived from data published by the U.S. Department of Commerce at https://apps.bea.gov/iTable/iTable.cfm?reqid=150&step=2&isuri=1&categories=ugdpxind.

18

Trends in ORI Segmented Net Premiums and Fees: Here’s How We’ve Steered the Top Line Through Both Insurance Industry and General Economic Cyclicality: See the Complementary Benefits of Our Combined General and Title Segments Grey shaded area covers the Great Recession years and their immediate aftermath. 2,029.5 2,423.9 2,936.0 3,116.1 3,386.9 3,400.5 3,601.2 3,318.1 3,388.9 3,573.5 4,167.7 4,632.4 5,083.4 4,960.0 5,354.9 5,537.5 5,769.1 5,940.9 6,241.1 6,737.8 970.8 1,155.1 1,314.7 1,528.9 1,709.4 1,785.8 1,961.7 1,785.0 1,661.1 1,694.2 2,109.4 2,324.4 2,513.7 2,735.6 2,894.7 2,936.3 3,110.8 3,277.1 3,432.4 3,394.2 625.3 813.4 1,103.8 1,025.2 1,081.8 980.0 850.7 656.1 888.4 1,211.0 1,480.1 1,838.7 2,193.9 1,908.1 2,220.8 2,410.9 2,516.5 2,573.1 2,736.0 3,286.3 1,596.1 1,968.5 2,418.5 2,554.1 2,791.2 2,765.8 2,812.4 2,441.1 2,549.5 2,905.2 3,589.5 4,163.1 4,707.6 4,643.7 5,115.5 5,347.2 5,627.3 5,850.2 6,168.4 6,680.5 382.5 405.2 465.7 497.2 525.3 560.5 711.7 796.8 765.9 586.8 503.2 410.5 316.5 255.4 219.9 170.0 122.9 75.9 59.2 45.1 $0 $500 $1,000 $1,500 $2,000 $2,500 $3,000 $3,500 $4,000 $4,500 $5,000 $5,500 $6,000 $6,500 $7,000 2001 2002 2003 2004 2005 2006 2007 2008 2009 2010 2011 2012 2013 2014 2015 2016 2017 2018 2019 2020 Consolidated General Title Combined General & Title Only RFIG Run-off Table B 19

OLD REPUBLIC INTERNATIONAL CORPORATION

Table C

Insurance Underwriting: Long-Focused on Selected Insurance Coverages Offered through 26 Regulated Insurers Assigned to Four Regulatory Defined Segments

- The long-term success of Old Republic's single business of insurance underwriting has resulted from the blending of industry specialization (see Table A), types of insurance coverages (see Tables C and D), and a capital allocation process that maximizes utilization among regulated insurance underwriting subsidiaries to promote greater operating returns (see Table D).

Combined Underwriting Ratios*

Years Ended December 31,	General	Title	Aggregated General & Title	RFIG Run-off	Consolidated
2001	102.6%	91.2%	99.0%	43.6%	88.9%
2002	100.0%	90.6%	96.2%	47.5%	88.1%
2003	95.1%	90.4%	93.2%	50.2%	86.4%
2004	92.0%	96.3%	93.9%	62.6%	89.3%
2005	92.5%	94.2%	93.3%	61.8%	88.5%
2006	92.4%	99.5%	95.0%	64.2%	90.0%
2007	91.3%	104.7%	95.5%	126.0%	101.5%
2008	93.1%	110.6%	97.8%	194.1%	120.9%
2009	95.6%	101.7%	97.9%	189.1%	118.5%
2010	94.7%	101.0%	97.4%	182.3%	111.4%
Average 2001-2010	**94.9%**	**98.0%**	**95.9%**	**102.1%**	**98.4%**
2011	94.4%	99.0%	96.4%	252.6%	115.3%
2012	98.7%	97.1%	98.0%	232.2%	110.0%
2013	97.3%	95.2%	96.3%	76.9%	95.2%
2014	100.8%	95.9%	98.8%	106.7%	99.4%
2015	97.6%	93.7%	95.9%	98.0%	96.1%
2016	97.8%	92.5%	95.4%	72.6%	94.8%
2017	97.3%	91.8%	94.8%	177.5%	96.9%
2018	97.2%	92.8%	95.3%	60.9%	94.9%
2019	97.5%	93.0%	95.6%	78.5%	95.3%
2020	95.5%	90.7%	93.1%	111.9%	93.3%
Average 2011-2020	**97.4%**	**94.2%**	**96.0%**	**126.8%**	**99.1%**
Average 2001-2020	**96.2%**	**96.1%**	**95.9%**	**114.5%**	**98.7%**

* Represents the sum of the ratio of claims & claim expenses and the ratio of general expenses, both taken as percentages of premiums and fees revenues.

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OLD REPUBLIC INTERNATIONAL CORPORATION

Table D

*Specialized Balance of Business: Leads to Greater Stability of Long-Term Operating Margins**

- The long-term success of Old Republic's single business of insurance underwriting has been due to the sale of insurance products delivered through four segments that include 19 state-regulated insurance underwriting subsidiaries (also see Tables A and C for industry specialization and insurance coverages sold).

Years Ended December 31,	General (**)	Title	Aggregated General & Title	RFIG Run-off (**)	Consolidated
2001	14.1%	11.9%	13.3%	74.2%	23.4%
2002	14.8%	12.0%	13.6%	68.8%	22.6%
2003	18.1%	11.7%	15.2%	63.9%	22.5%
2004	19.9%	6.1%	14.3%	51.0%	19.3%
2005	18.9%	8.2%	14.7%	51.6%	20.1%
2006	19.9%	3.2%	14.0%	49.1%	19.4%
2007	21.1%	-1.7%	14.2%	-14.8%	8.6%
2008	20.3%	-7.1%	13.0%	-83.2%	-10.0%
2009	18.7%	0.2%	12.3%	-78.0%	-8.3%
2010	18.7%	0.8%	11.2%	-69.0%	-2.3%
Average 2001 - 2010	**18.5%**	**4.5%**	**13.6%**	**11.4%**	**11.5%**
2011	16.8%	2.4%	10.9%	-144.6%	-8.5%
2012	11.2%	4.0%	8.0%	-123.9%	-3.8%
2013	11.5%	5.7%	8.8%	34.8%	10.3%
2014	8.1%	5.2%	6.9%	4.0%	6.8%
2015	11.6%	7.5%	9.8%	13.4%	10.1%
2016	10.9%	8.7%	9.9%	41.1%	11.1%
2017	10.9%	9.4%	10.3%	-59.8%	8.9%
2018	11.1%	8.5%	10.0%	65.7%	11.3%
2019	10.8%	8.4%	9.7%	51.2%	11.0%
2020	13.0%	10.5%	11.7%	21.7%	12.3%
Average 2011 - 2020	**11.6%**	**7.0%**	**9.6%**	**-9.6%**	**7.0%**
Average 2001 - 2020	**15.0%**	**5.8%**	**11.6%**	**0.9%**	**9.2%**

* Pretax operating income (loss) as a percentage of net premiums and fees earned.

** Effective July 1, 2019, immaterial results of the Consumer Credit Indemnity (CCI) run-off business (previously included in the RFIG Run-off) have been classified within the General Insurance Group.

21

Capital Management: Trends and Objectives*  Here’s how ORI’s resiliently strong capital structure has been steered toward optimum allocations to at once address insurance and general economic cyclicality, and ensure long-term sustainability of the consolidated businesses. * Percentages are inclusive of all capital instruments -10.0% 0.0% 10.0% 20.0% 30.0% 40.0% 50.0% 60.0% 70.0% 80.0% 90.0% General Title Life & Accident Other RFIG Run-off Table E Current Capital Allocation Objectives (represented by the dotted lines): 82.5% General, 15% Title, 1% Life & Accident, 1.5% Other 22

476.9 546.9 660.7 602.9 682.4 661.1 308.0 (332.7) (279.9) (81.5) (352.2) (176.4) 524.8 337.1 540.4 613.1 513.8 673.7 686.2 830.4 130.5 171.1 237.8 303.8 322.9 355.0 413.2 363.0 311.4 316.7 353.9 261.0 288.3 221.3 336.4 319.9 340.3 363.9 370.2 439.8 75.0 97.6 129.8 62.5 88.7 31.0 (14.7) (46.3) 2.1 9.4 36.2 73.8 124.3 99.5 166.8 210.2 237.1 219.3 230.8 344.0 205.5 268.7 367.6 366.3 411.6 386.0 398.5 316.7 313.5 326.1 390.1 334.8 412.6 320.8 503.2 530.1 577.4 583.2 601.0 783.8 272.9 278.6 297.4 253.7 270.9 275.0 (105.5) (663.0) (597.7) (404.8) (508.6) 110.0 10.3 29.4 69.8 (73.5) 49.9 30.3 9.8 -$700 -$600 -$500 -$400 -$300 -$200 -$100 $0 $100 $200 $300 $400 $500 $600 $700 $800 $900 2001 2002 2003 2004 2005 2006 2007 2008 2009 2010 2011 2012 2013 2014 2015 2016 2017 2018 2019 2020 Consolidated General Title Combined General & Title Only RFIG Run-off Grey shaded area covers the Great Recession years and their immediate aftermath. Table F Trends in ORI Segmented Pretax Operating Income (Loss): Here’s How the Bottom Line has Responded Resiliently as We’ve Navigated Through Both Insurance Industry and General Economic Cyclicality: See the Complementary Benefits of Our Combined General and Title Segments 23

Total Returns Compared to Nominal GDP & Selected S&P Indices Table G 24

Comparison of Cumulative Total Return to Shareholders $80 $100 $120 $140 12/31/19 12/31/20 06/30/21 H1: 1 1/2 Year Comparison Old Republic International Corp S&P 500 Index Peer Group $0 $50 $100 $150 $200 $250 12/31/15 12/31/16 12/31/17 12/31/18 12/31/19 12/31/20 06/30/21 H2: 5 1/2 Year Comparison Old Republic International Corp S&P 500 Index Peer Group $0 $100 $200 $300 $400 $500 H3: 10 1/2 Year Comparison Old Republic International Corp S&P 500 Index Peer Group $0 $100 $200 $300 $400 $500 H4: 15 1/2 Year Comparison Old Republic International Corp S&P 500 Index Peer Group Calculation Source: S&P Global Table H 25

OLD REPUBLIC INTERNATIONAL CORPORATION

Table I

Stock Market Performance Measures

Year	(a) Diluted NOI Earnings Per Share	(b) Ending MV Per Share	(c) Ending BV Per Share	(d) Cash Dividends Per Share	(b/a) Price/ Earnings Ratio	(b/c) Price/ Book Value Ratio	(d/b) Dividend Yield (MV)	(d/c) Dividend Yield (BV)
Average 1971-1980					**5.3 x**	**1.3 x**	**3.6%**	**4.3%**
Average 1981-1990					**8.3 x**	**0.9 x**	**3.6%**	**3.0%**
Average 1991-2000					**10.9 x**	**1.1 x**	**2.3%**	**2.3%**
2001	1.46	14.93	12.48	0.315	10.2 x	1.2 x	1.8%	2.9%
2002	1.68	14.93	13.96	0.336	8.9 x	1.1 x	2.3%	2.7%
2003	1.95	20.29	15.65	0.890 *	10.4 x	1.3 x	6.0% *	6.4%
2004	1.75	20.24	16.94	0.402	11.6 x	1.2 x	2.0%	2.6%
2005	2.19	21.01	17.53	1.312 *	9.6 x	1.2 x	6.5% *	7.7%
2006	1.94	23.28	18.91	0.590	12.0 x	1.2 x	2.8%	3.4%
2007	0.97	15.41	19.71	0.630	15.9 x	0.8 x	2.7%	3.3%
2008	(0.81)	11.92	15.91	0.670	-14.7 x	0.7 x	4.3%	3.4%
2009	(0.67)	10.04	16.49	0.680	-15.0 x	0.6 x	5.7%	4.3%
2010	(0.16)	13.63	16.16	0.690	-85.2 x	0.8 x	6.9%	4.2%
Average 2001-2010					**-3.6 x**	**1.0 x**	**4.1%**	**4.1%**
2011	(0.86)	9.27	14.76	0.700	-10.8 x	0.6 x	5.1%	4.3%
2012	(0.39)	10.65	14.03	0.710	-27.3 x	0.8 x	7.7%	4.8%
2013	1.25	17.27	14.64	0.720	13.8 x	1.2 x	6.8%	5.1%
2014	0.84	14.63	15.15	0.730	17.4 x	1.0 x	4.2%	5.0%
2015	1.28	18.63	14.98	0.740	14.6 x	1.2 x	5.1%	4.9%
2016	1.46	19.00	17.16	0.750	13.0 x	1.1 x	4.0%	5.0%
2017	1.11	21.38	17.72	1.760 *	19.3 x	1.2 x	9.3% *	10.3%
2018	1.86	20.57	17.23	0.780	11.1 x	1.2 x	3.6%	4.4%
2019	1.84	22.37	19.98	1.800 *	12.2 x	1.1 x	8.8% *	10.4%
2020	$2.24	$19.71	$20.75	$1.840 *	8.8 x	0.9 x	8.2% *	9.2%
Average 2011-2020					**7.2 x**	**1.0 x**	**6.3%**	**6.3%**
Average All Years					**5.6 x**	**1.1 x**	**4.0%**	**4.0%**
Average All Years, excluding 2008-2012					**9.6 x**	**1.1 x**	**3.8%**	**4.0%**

(*) Includes special cash dividends of $1.00, $1.00, $1.00, $0.80, and $0.534 per share for 2020, 2019, 2017, 2005, and 2003, respectively.

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Safe Harbor Statement Historical data pertaining to the operating results, liquidity, and other performance indicators applicable to an insurance enterprise such as Old Republic are not necessarily indicative of results to be achieved in succeeding years. In addition to the factors cited below, the long-term nature of the insurance business, seasonal and annual patterns in premium production and incidence of claims, changes in yields obtained on invested assets, changes in government policies and free markets affecting inflation rates and general economic conditions, and changes in legal precedents or the application of law affecting the settlement of disputed and other claims can have a bearing on period-to-period comparisons and future operating results Some of the oral or written statements made in the Company's reports, press releases, and conference calls following earnings releases, can constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Of necessity, any such forward-looking statements involve assumptions, uncertainties, and risks that may affect the Company's future performance. With regard to Old Republic's General Insurance segment, its results can be particularly affected by the level of market competition, which is typically a function of available capital and expected returns on such capital among competitors, the levels of investment yields and inflation rates, and periodic changes in claim frequency and severity patterns caused by natural disasters, weather conditions, accidents, illnesses, work-related injuries, and unanticipated external events. Title Insurance and RFIG Run-off results can be affected by similar factors, and by changes in national and regional housing demand and values, the availability and cost of mortgage loans, employment trends, and default rates on mortgage loans. Life and accident insurance earnings can be affected by the levels of employment and consumer spending, changes in mortality and health trends, and alterations in policy lapsation rates. At the parent holding company level, operating earnings or losses are generally reflective of the amount of debt outstanding and its cost, interest income on temporary holdings of short- term investments, and period-to-period variations in the costs of administering the Company's widespread operations. The General Insurance, Title Insurance, Corporate and Other Segments, and the RFIG Run-off business maintain customer information and rely upon technology platforms to conduct their business. As a result, each of them and the Company are exposed to cyber risk. Many of the Company's operating subsidiaries maintain separate IT systems which are deemed to reduce enterprise-wide risks of potential cybersecurity incidents. However, given the potential magnitude of a significant breach, the Company continually evaluates on an enterprise-wide basis its IT hardware, security infrastructure and business practices to respond to these risks and to detect and remediate in a timely manner significant cybersecurity incidents or business process interruptions. A more detailed listing and discussion of the risks and other factors which affect the Company's risk-taking insurance business are included in Part I, Item 1A - Risk Factors, of the Company's 2020 Form 10-K Annual Report and most recent From 10-Q filings with the Securities and Exchange Commission, which ares specifically incorporated herein by reference. Any forward-looking statements or commentaries speak only as of their dates. Old Republic undertakes no obligation to publicly update or revise any and all such comments, whether as a result of new information, future events or otherwise, and accordingly they may not be unduly relied upon. 27